UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
March 24, 2006

PHARMACOPEIA DRUG DISCOVERY, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50523	51-0418085
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

PO Box 5350, Princeton, New Jersey		08543-5350
(Address of principal executive offices)		(Zip Code)

(609) 452-3600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 24, 2006 (the “Effective Date”)  Pharmacopeia Drug Discovery, Inc. (the “Company”) entered into a product development and commercialization agreement (the “Agreement”) with SmithKline Beecham Corporation and Glaxo Group Limited (together, “GSK”) providing for the formation of a new drug discovery and development alliance. The Company’s role in the alliance is to (i) screen its proprietary compound collection against certain biological or therapeutic targets in order to discover active molecules, (ii) further develop these molecules using its medicinal chemistry, biology and pharmacology capabilities into development candidates and (iii) subject to the GSK options described below, further develop the candidates to clinical “proof of concept” (a demonstration of efficacy in man).

The Agreement provides that GSK will have an exclusive option, exercisable at defined points during the development process for each program (up to the point of clinical proof of concept), to license that program upon payment of a specified amount of cash. Upon licensing a program, GSK is obligated to conduct clinical trials and commercialize pharmaceutical products resulting from such licensed programs on a worldwide basis (collectively, the “GSK License Obligations”). If GSK does not exercise its option to license a program, the Company will retain all rights to that program and may continue to develop the program and commercialize any products resulting from the program or it may elect to cease progressing the program and/or seek other partners for the further development and commercialization. In addition, the Company will retain rights to each program for which GSK has not fulfilled its GSK License Obligations

Under the terms of the Agreement, the Company will receive up to $15.0 million in cash payments from GSK, including $5.0 million within thirty days of the Effective Date. Up to the remaining $10.0 million will be payable to the Company upon its fulfillment of certain conditions related to the initial screening activities to be conducted by the Company. In addition, the Company is entitled to receive success-based milestone payments from GSK for each drug development program pursued under the alliance and up to a double-digit royalty upon the successful commercialization by GSK of any product resulting therefrom.

Each of the Company and GSK has the right to terminate the Agreement in its sole discretion under certain specified circumstances at any time during the term of the Agreement. If the Company exercises its discretionary termination right at any time during the first five years after the Effective Date, it could be required to refund to GSK a portion of the up to $15.0 million referred to above.

Item 3.02. Unregistered Sales of Equity Securities.

On the Effective Date, the Company issued two warrants to GSK for the purchase of up to an aggregate of 176,367 shares of the Company’s common stock at an exercise price of $5.67 per share, which exercise price is a 25% premium over the trailing 30-day closing price average preceding the Effective Date. The warrants are exercisable at any time before the earlier to occur of (i) March 24, 2011 and (ii) the effective date of certain types of terminations of the Agreement. These warrants were issued in a transaction not involving a public offering under Section 4(2) of the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits

(c)                                  Exhibits

Exhibit
Number

99.1	Press Release

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMACOPEIA DRUG DISCOVERY, INC.

		By:	/s/ Michio Soga

Michio Soga, Executive Vice President and Chief Financial Officer

Date:	March 30, 2006